Exhibit 10.31
FLUE GAS SUPPLY AGREEMENT

THIS AGREEMENT made as of the 10th day of October 2002 between NORTHEAST ENERGY ASSOCIATES, A LIMITED PARTNERSHIP limited partnership duly incorporated under the laws of the state of Massachusetts, having an office at 700 Universe Blvd., Juno Beach, Florida 33408 (hereinafter referred to as "Seller") and PRAXAIR, INC., a corporation duly incorporated under the laws of the State of Delaware, having an office at 39 Old Ridgebury Road, Danbury, Connecticut 06810-5113 (hereinafter referred to as "Buyer").

WITNESSETH:

WHEREAS Buyer wishes to purchase from Seller and Seller wishes to sell to Buyer Flue Gas (as hereinafter defined) produced by Seller as a by-product of Seller's cogeneration power plant (the "NEA Plant") located in Bellingham, Massachusetts;

NOW THEREFORE in consideration of the premises and of the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer do hereby agree as follows.

ARTICLE I DEFINITIONS
1.1 Definitions: In this Agreement, including the recitals and any appendices, drawings, schedules or attachments, the following words and terms shall have the meanings indicated below
(a) "Contract Year" shall mean a twelve (12) month period beginning at 00:00:01 a.m. on the Effective Date or on any anniversary of such date until the termination of this Agreement;
(b) "Effective Date" shall mean January 1, 2003.
(c) "Flue Gas" shall mean gas stream containing carbon dioxide which is produced as a by-product of the combustion of natural gas at the NEA Plant;
(d) "Delivery Point" shall mean a point between the NEA Plant and the Facility as depicted on Appendix "A";
(e) "psig" shall mean pounds per square inch gauge;
(f) "NEA Plant" shall mean Seller's cogeneration facility and all other associated equipment owned and operated by Seller and any additions or modifications and replacements thereto;
(g) "Initial Supply Period" shall mean the period from January 1, 2003 through September 14, 2016.
(h) "Relevant Agreements" shall mean the Operating Lease Agreement dated October 10, 2002 between Seller and BOC and the On-Site Steam Supply Agreement, dated October 10, 2002 between Seller and BOC.
(i) "Three Party Agreement" shall mean the Three Party Agreement, dated October 10, 2002, among BOC, Buyer and Seller.
(j) "Ton" shall mean 2,000 pounds
ARTICLE II TERM AND TERMINATION
This Agreement shall be effective from the Effective Date to expiration of the Initial Supply Period unless and until expiration or termination of the Relevant Agreements.
ARTICLE III QUANTITY OF FLUE GAS

3.1 At any time that the NEA Plant is operating at least one combustion turbine using natural gas, Seller shall make available to Buyer at the Delivery Point the lesser of (i) 55% of all Flue Gas produced by the NEA Plant or (ii) an amount of Flue Gas containing carbon dioxide of sufficient quantities for Buyer to manufacture a maximum daily quantity of 192.5 Tons of carbon dioxide per day; provided, however, that upon the exercise of Buyer's assumption obligations under the Three Party Agreement, Seller shall make available the lesser of (x) all Flue Gas produced by the NEA Plant or (y) an amount of Flue Gas containing carbon dioxide of sufficient quantities to manufacture a maximum daily quantity of 350 Tons of carbon dioxide per day. If any government regulatory permit which restricts the quantity of manufactured carbon dioxide to 350 Tons per day at the Facility is revised during the Initial Supply Period such that the quantity of manufactured carbon dioxide can be increased, then Seller will increase the quantity of Flue Gas to sufficient quantities to manufacture a maximum daily quantity of 350 Tons per day of carbon dioxide per day referenced in the preceding sentence proportionately to the increase in the allowed quantity of manufactured carbon dioxide permitted in the revised government regulatory permit. Upon such increase, Seller shall make available to Buyer at the Delivery Point 50% of all Flue Gas produced by the NEA Plant at any time that the NEA Plant is operating at least one combustion turbine using natural gas.

ARTICLE IV PRICE FOR FLUE GAS
4.1 The price for Flue Gas delivered hereunder during the Initial Supply Period shall be $1.00 per year.
4.2 Confidentiality:

(a) This Agreement and any Confidential Information which has been or may be furnished or otherwise made available by either party (the "disclosing party") to the other (the "receiving party") in connection therewith, is and shall remain the sole and exclusive property of the disclosing party and may not be disclosed to any third person or used for any purpose without the prior written consent of the other party, except that as follows:

(i) disclosures to receiving party's affiliates and its or its affiliates' employees, lenders, investors, counsel, accountants or other representatives; provided that the receiving party causes such persons to comply, in writing, with this Section 4.2;

(ii) in order to comply with any legal requirements, stock exchange rule, tax audit or tax compliance procedures; provided that prior to making any such disclosure (except with respect to tax matters) the disclosing party making the disclosure will notify the receiving party of any proceeding of which it is aware that may result in disclosure, and use reasonable efforts to limit or prevent such disclosure;

(iii) in connection with bona fide potential purchasers of the NEA Plant or the carbon dioxide processing facility associated with the NEA Plant (the "Facility") or interests in the receiving party or its Affiliates if such potential purchasers have agreed in writing (i) to only use the Confidential Information on a need to know basis and solely for purposes of evaluating the purchase and (ii) to abide by the terms of this Section 4.2.

(b) If a party determines, after using all reasonable due diligence that disclosure of this Agreement or the filing of copies of this Agreement is required under any requirement of the Securities and Exchange Commission, such party will, to the maximum extent permitted by law, take all reasonable actions including, without limitation, requesting confidential treatment pursuant to the rules and regulations of the Securities and Exchange Commission of such Confidential Information to limit from any public disclosure such information under the Freedom of Information Act.

(c) Termination. Upon the termination of this Agreement, the receiving party shall: (i) promptly return all Confidential Information of the disclosing party to it, whether in written or electronic form, and neither receiving party nor any of its employees shall retain any copies, extracts, or other reproductions thereof, in whole or in part, in any form whatsoever; and (ii) take reasonable steps to assure that all documents, memoranda, notes, and other writings or electronic records prepared by it which include or reflect any Confidential Information belonging to the disclosing party and cannot be returned pursuant to (i) above, are destroyed.

(d) Irreparable Harm. Receiving party recognizes that disclosing party and its Affiliates, if relevant, may suffer irreparable harm as a result of the unauthorized disclosure, reproduction or use of any Confidential Information and that monetary damages will be inadequate to compensate disclosing party for such breach. Therefore, receiving party agrees that in the event of any failure to comply with the provisions of this Section, disclosing party shall be entitled to seek a preliminary injunction, and any other equitable relief in order to protect and recover the Confidential Information.

(e) Disclosure Required. The foregoing to the contrary notwithstanding, if disclosure of any Confidential Information of the disclosing party is legally required to be made by the receiving party in or pursuant to a judicial, administrative or governmental proceeding or order or similar proceeding or order of a self-regulatory organization, the receiving party may make such disclosure but only to the extent required to comply with the law; provided, however, that if required, receiving party will cooperate if disclosing party seeks a protective order or other legal action to resist such disclosure and shall limit such disclosure to the minimum required.

(f) For purposes of this Section 4.2, "Confidential Information" shall mean any and all proprietary and Confidential Information of a party including, but not limited to, know-how, procedures, operating techniques, equipment specifications, analytical specifications, process designs, drawings, prints, technical information and data (including Sensitive Operational Information) relating to or useful in the operation, maintenance and repair of the NEA Plant, the Facility or the processing and supply of Product. Notwithstanding the foregoing, "Confidential Information" shall not include: (a) information received independently from a third party by the receiving party, which third party is not under a confidentiality obligation to Buyer or Seller or any of its affiliates (as the case may be) with regard to such information; (b) information in the possession of the receiving party prior to the date of this Agreement other than by reason of the services to be performed or received pursuant to this Agreement; (c) information that is or becomes publicly available through no wrongful act of either party or its affiliates or (d) information that is independently developed by or for the receiving party without benefit of the other party's Confidential Information; provided that, for each of the foregoing exceptions, the receiving party provides the other party with written documentation evidencing the same upon request of the other party.

(g) For purposes of this Section 4.2, "Sensitive Operational Information" shall mean Confidential Information that relates (inter alia) to NEA Plant's or the Facility's operation or process (including performance data and planning); the identification and characteristics of equipment comprised in an industrial gas plant owned by either Praxair or Seller; know-how relating to the production and storage of industrial gases; information technology systems within either party; or other contract supply arrangements between either Praxair or Seller, respectively, and third parties.

ARTICLE V TAXES

5.1 Buyer shall pay all taxes, except income, real estate or franchise taxes, imposed on Seller or Seller's property relating directly to the purchase of Flue Gas or delivery of Flue Gas to Buyer hereunder. Buyer shall bear any sales taxes or other taxes, if applicable, that may be imposed on the transfer of Flue Gas from Seller to Buyer or shall provide to Seller an applicable sales tax exemption certificate, such as a certificate for resale.

ARTICLE VI FLUE GAS QUALITY

6.1 In the event that (a) any Flue Gas delivered to the Delivery Point fails to meet the specifications set forth below and (b) the Flue Gas cannot be processed to meet the specifications of CGA Grade I Carbon Dioxide in existence on the date of this Agreement, Buyer may reject delivery of such Flue Gas. Rejection of non-usable Flue Gas shall be the Buyer's sole remedy for the delivery of non-usable Flue Gas; provided, however, that nothing contained in this Agreement shall be deemed to limit the remedies available to Buyer under any other agreement between Seller and Buyer.

NEA Bellingham Cogeneration Facility
Flue Gas Specifications
Composition, Volume %	CO2	2.91 (min.)
	H20	9.62 to 12.84
	O2	12.24 to 15.10
	N2 + Air	Balance
Impurities, dry ppm(1)	SO2	0.5
	NOx	25.0
Volatile Organic Compounds (VOC)		3.0
CO		25.0
(1) Based on 15% O2.

6.2 THERE ARE NO EXPRESS WARRANTIES BY SELLER AND NO IMPLIED WARRANTIES BY SELLER (OTHER THAN OF TITLE AS PROVIDED IN THE UNIFORM COMMERCIAL CODE) OR OTHERWISE CREATED UNDER THE UNIFORM COMMERCIAL CODE INCLUDING WITHOUT LIMITATION WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. SELLER WARRANTS THAT ALL GAS DELIVERED TO BUYER HEREUNDER SHALL BE DELIVERED FREE FROM ANY SECURITY INTEREST, LIEN, ENCUMBRANCE OR ROYALTY OBLIGATION.

6.3 Buyer acknowledges that the Flue Gas is produced as by-product of Seller's natural gas combustion process. Seller shall not be obligated to operate the NEA Plant to supply Flue Gas hereunder. Seller shall have the sole and absolute discretion to operate the NEA Plant and to optimize it for the production of Seller's product(s). Seller further acknowledges that any modification at the NEA Plant, including without limitation, a change to the process or operation, construction, testing or shutdown of facilities, upgrade, renovation or debottlenecking of any process pipelines or equipment at the NEA Plant could affect the composition of the Flue Gas delivered hereunder ("Modification"). Seller agrees to notify Buyer during the planning stage of any Modification that may impact the quantity or quality of Flue Gas delivered under this agreement and to permit Buyer access to all relevant information concerning the effect of the Modification in the Flue Gas in whatever form Seller may have such information.

6.4 If future legislation is enacted which specifies the allowable amount of greenhouse gases or air emissions produced by facilities such as NEA Plant and mandates clean air provisions or other atmospheric legislation applicable to NEA Plant or the production of raw carbon dioxide at NEA Plant, or imposes a tax, penalty or fee based, calculated or related thereto, Seller and Buyer shall meet and discuss the effects of the enactment and enforcement of such legislation and shall negotiate in good faith to determine whether and how to modify this Agreement in order to allocate the benefits and burdens of compliance.

ARTICLE VII FORCE MAJEURE

7.1 Other than in respect of a payment of money due neither party shall have any liability to the other for failure to perform its obligations, delay or loss occasioned by circumstances or any event or occurrence beyond the reasonable control of the affected party, including but not limited to, acts of God or public enemy; fire; explosion; flood; drought; war; riots; sabotage; accident; embargo; governmental priority; requisition; condemnation; nationalization; allocation or other action by governmental authority; unavailability of equipment due to major equipment failure (unless such failure occurred as a result of the affected party's failure to maintain same in accordance with generally accepted industry standards); pipeline breaks; blockades; unavailability of supply of raw materials or equipment from normal sources; or labor matters ("Force Majeure").

7.2 If a party is unable to perform any obligation in this Agreement because of Force Majeure, then the obligations of that party shall be suspended to the extent and for the period of such Force Majeure condition, provided that: (i) the suspension of performance is of no greater scope and of no longer duration that is required by the Force Majeure event; (ii) the affected party uses reasonable endeavours to avoid and reduce the effects of the Force Majeure event, and to resume performance of its obligations; (iii) the affected party gives prompt written notice to the other party setting out the nature of the event of Force Majeure, the impact it will have on performance, and its expected duration, and provides status updates whenever there is any significant change,

ARTICLE VIII NOTICES

8.1 All notices, requests, demands, and other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given on the date of receipt if served personally, or by facsimile transmission if received on a business day, during business hours, on the party to whom notice is to be given with a confirming copy mailed, as set out below, within three (3) business days, or on the fifth (5th) day after mailing if mailed to the party to whom notice is to be given, by double registered mail postage prepaid, and properly addressed as follows:

(a) If to Buyer:	Praxair, Inc. 39 Old Ridgebury Road Danbury, CT 06810 Attention: Manager Strategic Sourcing Fax: 203-837-2540
(b) If to Seller:	Northeast Energy Associates, A Limited Partnership c/o FPL Energy LLC 700 Universe Blvd. P.O. Box 14000 Juno Beach, FL 33408 Attention: Business Manager Fax: 561-691-7309
or to such other party or such other address as either party shall from time to time designate for the purpose, by giving to the other party notice in accordance with this Article VII.
ARTICLE IX DISPUTE RESOLUTION

9.1 In the event that a party to this Agreement has reasonable grounds to believe that the other party hereto has failed to fulfill any obligation hereunder, or, that its expectation of receiving due performance under this Agreement may be impaired, such party will promptly notify the other party in writing of the substance of its belief. The party receiving such notice must respond in writing within thirty (30) days of receipt of such notice and either provide evidence of cure of the condition specified, or provide an explanation why it believes that its performance is in accordance with the terms and conditions of this Agreement, and also specify three (3) dates, all of which must be within thirty (30) days from the date of its response, for a meeting to resolve the dispute. The claiming party will then select one (1) of the three (3) dates, and a dispute resolution meeting will be held. If the parties cannot in good faith discussions resolve their dispute, the parties will be free to pursue all remedies allowed under the law without prejudice.

ARTICLE X DAMAGES

10.1 Notwithstanding any provision hereof to the contrary, in no event shall either party be liable to the other for any indirect, incidental, special or consequential damages, including, but not limited to, lost profits, loss of use or business interruptions under any circumstances, caused by or arising out of, in whole or in part, breach of this agreement or any negligent act or omission, even if advised of the possibility of such damages.

ARTICLE XI MISCELLANEOUS

11.1 Interpretation: Unless the contrary be expressly stated, reference to the words "Section", "Article", "'Appendix", "Attachment", "Exhibit" and "Schedule" herein shall refer to a section, article, appendix, attachment, exhibit or schedule of this Agreement, respectively, and reference to "hereof', "'herein", "hereby", "hereunder" or "hereto" refers to the whole of this Agreement and not to any particular Section or Article. All appendices, attachments, exhibits and schedules referenced herein and attached hereto shall constitute a part of this Agreement.

11.2 Headings: The division of this Agreement into Articles and Sections, the provision of a Table of Contents and the insertion of headings are for convenience of reference only and are not to be used in construing or interpreting this Agreement or any portion thereof

11.3 Gender: In this Agreement, words in the singular shall include the plural and vice versa, and words importing the masculine gender shall include the feminine and neuter genders.

11.4 Governing Law: This Agreement and all amendments, modifications, alterations or supplements hereto shall be governed by, enforced and interpreted in accordance with the laws of the Commonwealth of Massachusetts without reference to the conflict of laws provisions thereof.

11.5 Currency: All references to money in this Agreement shall be deemed to be references to U.S. Dollars unless otherwise specifically provided.
11.6 Severability of Provisions: If any provisions of this Agreement are invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions of this Agreement.

11.7 Independent Contractor: It is agreed that the relationship between Seller and Buyer is that of independent contractor. Neither party, nor any of their agents or employees, shall be deemed the agent, representative, employee or servant of the other party in the performance of any work, act, or matter, or part of such work, act, or matter contemplated by this Agreement. Each party hereby accepts full and exclusive liability for the payment of any and all taxes and contributions for unemployment insurance, for sickness and disability and for old-age retirement benefits, pensions and annuities now or hereafter imposed by any governmental entity which are measured by the wages, salaries or other remuneration paid to persons employed by it for work required to be performed under the terms of this Agreement.

11.8 Waiver: No waiver by Buyer or Seller of any default of the other party under this Agreement or failure of a party to enforce any rights or remedies it may have hereunder shall operate as a waiver of any subsequent default, right or remedy, whether of like or different character.

11.9 Modification and Amendment: All modifications, amendments and changes to this Agreement shall be in writing executed by both Buyer and Seller.

11.10 Assignment: This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors and permitted assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other party, provided that such consent shall not be unreasonably withheld or delayed; except (i) Buyer may assign this Agreement to BOC on ten (10) days written notice to Seller; (ii) Seller may assign this Agreement to its lenders, subject to a consent and agreement, the form of which is attached hereto as Appendix B; and (iii) either party may assign this Agreement together with the Relevant Agreements or any of its rights hereunder to any of such parties' affiliates, or to any creditworthy entity who succeeds (by purchase, merger, operation of law or otherwise) to all or substantially all of the capital stock or partnership interests (as the case may be), or the assets or business of such party, if such entity agrees in writing to assume and be bound by all of the obligations of such party under this Agreement and the Three Party Agreement. Any assignment shall not relieve the assigning party of its responsibility for its obligations hereunder.

11.11 Third Parties: There is no third party beneficiary to this Agreement, and the provisions of this Agreement shall not impart rights enforceable by any person, firm or organization not a party or not a successor or-assignee of a party to this Agreement.

11.12 Entire Agreement: This Agreement, including its appendices, contains the entire agreement between the parties and supersedes all prior or contemporaneous discussions, negotiations, representations or agreements relating to the subject matter covered herein.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.
PRAXAIR, INC.		NORTHEAST ENERGY ASSOCIATES, A Limited Partnership By Northeast Energy, LP Its General Partner By ESI Northeast Energy GP, Inc. Its Administrative General Partner
By:	C M KRICHBAUM	By:	RONALD SCHEIRER

Name:	C. M. Krichbaum	Name:	Ronald Scheirer

Title:	Vice President	Title:	Vice President

Exhibit A
Delivery Point of Gas
Drawing No. PR-06-1001

Exhibit B
Form of Consent and Agreements